PROSPECTUS SUPPLEMENT                         Filed Pursuant to Rule 424(b)(2)
(To prospectus dated November 5, 2004)        Registration File No.: 333-120259


                                2,200,000 SHARES
                          EXCEL MARITIME CARRIERS LTD.
                              CLASS A COMMON STOCK

     This prospectus supplement relates to sales made in privately negotiated transactions of an aggregate of 2,200,000 shares of our Class A common stock, par value $0.01 per share, which we expect will be ready for delivery on December 13, 2004 through the facilities of The Depository Trust Company in New York. Cantor Fitzgerald & Co. ("Cantor") acted as sales agent with respect to the sales pursuant to a sales agreement dated December 6, 2004 between us and Cantor (the "Sales Agreement"). The Sales Agreement has been filed as an exhibit to our current report on Form 6-K filed with the Securities and Exchange Commission (the "Commission") on December 7, 2004 and is incorporated by reference herein and in the accompanying prospectus dated November 5, 2004 and the accompanying prospectus supplement dated December 7, 2004.

                                                   Per share       Total
                                                   ---------       -----

Gross proceeds to us.........................     $25.0000        $55,000,000
Sales agent compensation.....................     $ 1.4375        $ 3,162,500
Net proceeds, before expenses, to us.........     $23.5625        $51,837,500

     You should read this prospectus supplement and the accompanying prospectus supplement dated December 7, 2004 and the accompanying prospectus carefully before you invest. These documents, as well as information included or incorporated by reference in the Registration Statement on Form F-3 (No. 333-120259) filed with the Commission on November 5, 2004, contain information you should consider when making your investment decision.

     Our Class A common stock trades on the American Stock Exchange (AMEX) under the symbol "EXM." On December 8, 2004, the last reported sales price of our Class A common stock on the AMEX was $35.00 per share.

     In connection with the sale of Class A common stock on our behalf, the sales agent may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act.

            INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 IN THE ACCOMPANYING PROSPECTUS AND PAGE S-4 IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT. YOU SHOULD CONSIDER THESE RISK FACTORS BEFORE BUYING SHARES OF OUR CLASS A COMMON STOCK.

                      -------------------------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                      -------------------------------------

          The date of this Prospectus Supplement is December 10, 2004

                             CANTOR FITZGERALD & CO.

02545.0001 #533046